DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Net Income of $0.30 Per Diluted Share.  Credit Quality Remains Solid

Brooklyn, NY – April 25, 2013 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter ended March 31, 2013.

Consolidated net income for the quarter ended March 31, 2013 was $10.6 million, or $0.30 per diluted share, compared to $6.7 million, or $0.19 per diluted share, for the quarter ended December 31, 2012, and $10.2 million, or $0.30 per diluted share, for the quarter ended March 31, 2012.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "The Company posted solid earnings during the most recent quarter, over twice the level of our quarterly dividend.  We remain extremely pleased with both the credit strength of our existing loan portfolio, with non-performing loans totaling less than ¼ of one percent of all portfolio loans at quarter end, and the underlying strengthening of the real estate marketplace in general.  These favorable conditions should permit us to continue to originate sufficient levels of high quality loans to meet our growth targets."

There were no significant adjustment items to net income warranting discussion during the three months ended either March 31, 2013 or 2012.  During the quarter ended December 31, 2012, the Company recognized an after-tax charge of $14.0 million, or $0.40 per share, on the prepayment of borrowed funds, which was partially offset by after-tax gains of $7.5 million, or $0.22 per share, on the sale of three real estate parcels.  The Company also recognized an after tax gain of $487,000, or $0.01 per share, during the December 2012 quarter, on the sale of an equity mutual fund investment.  Excluding these three transactions, net income would have been $12.8 million, or $0.37 per diluted share, during the three months ended December 31, 2012.

Loan amortization and satisfactions, including refinances of existing loans, fell from a 30% annualized rate during the December 2012 quarter to 23% during the March 2013 quarter.  Prepayment fee income, which is generally proportional to amortization levels, also fell from $3.7 million (or $0.06 per diluted share after-tax) during the December 2012 quarter to $2.3 million (or $0.04 per diluted share after tax) during the March 2013 quarter.  Compared to the December 2012 quarter, the March 2013 quarter was also adversely impacted by higher than forecasted non-interest expense, due primarily to an unanticipated charge approximating $200,000 on a foreclosed property, and approximately $350,000 of additional non-interest expense items discussed later in this release that, by their nature, are difficult to forecast.

Mr. Palagiano concluded, "We are starting to see the adverse impact of the heightened refinancing activities spanning several quarters upon our net interest margin, as our reported average asset yield declined 36 basis points from the December 2012 quarter to the March 2013 quarter.  Additional liquidity generated during the most recent quarter from deposit gathering activities also had a dampening effect on the net interest margin.  As we have mentioned in previous news releases, we currently plan to pursue a measured balance sheet growth strategy during 2013 to mitigate some of the adverse impact of the anticipated contraction in net interest margin during the year.  Low credit costs and sufficient cash flows from loan principal amortization and deposit gathering should help us to maintain flexibility in managing the balance sheet throughout the remainder of 2013."

OPERATING RESULTS FOR THE QUARTER ENDED MARCH 31, 2013

Net Interest Margin
Net interest margin ("NIM") was 3.44% during the quarter ended March 31, 2013 compared to 0.93% during the December 2012 quarter.  The December 2012 quarter NIM was adversely impacted by 278 basis points as a result of the cost incurred to prepay $155.0 million of borrowings in October 2012.  For forecasting purposes, the "core" NIM, excluding the effect of both loan prepayment fees and borrowing prepayment charges, decreased from 3.30% during the December 2012 quarter to 3.19% during the March 2013 quarter, primarily reflecting a reduction of 21 basis points in the average yield on interest earning assets (primarily caused by a reduction of 20 basis points in the average yield on real estate loans exclusive of the effects of prepayment fee income), that was partially offset by a reduction of 8 basis points in the average cost of interest bearing liabilities.

The reduction in the average cost of interest bearing liabilities primarily reflected the benefits of the prepayment of $155.0 million of higher cost borrowed funds in October 2012.  In addition, the average cost of deposits declined by 4 basis points as the Bank continued to avail itself of the beneficially low deposit offering rates in its market.

Cash balances increased $62.6 million during the March 2013 quarter.  This increase adversely impacted net interest margin during the period, as these funds were not yet fully invested.  The Company expects to deploy a substantial portion of the $62.6 million into real estate loan originations during the remainder of 2013, which should favorably contribute to net interest margin.

The 20 basis point decline in the average yield on real estate loans (excluding the effects of prepayment fee income) on a linked quarter basis resulted from the cumulative effect of increased portfolio refinance and amortization activities experienced during the year ended December 31, 2012, as U.S. Treasury yields hovered at historically low levels, and loans repriced at lower rates.

Net Interest Income
Net interest income was $32.3 million in the quarter ended March 31, 2013, up $23.8 million from the December 2012 quarter and down $1.1 million from the $33.4 million reported in the March 2012 quarter.  The increase from the previous quarter resulted primarily from the $25.6 million pre-tax charge on the borrowing prepayment in October 2012.  Prepayment fee income on loans totaled $2.3 million during the March 2013 quarter, compared to $3.7 million recognized in the December 2012 quarter and $4.5 million during the March 2012 quarter.  Absent the impact of loan prepayment fee income and borrowing prepayment costs, net interest income was $30.0 million during the March 31, 2013 quarter, down $471,000 from the December 31, 2012 quarter and $2.1 million from the March 31, 2012 quarter.  The decline in net interest income (absent the impact of loan prepayment fee income and borrowing prepayment costs) from the December 2012 quarter resulted primarily from a decline of 21 basis points in the average yield earned on the Company's interest earning assets, reflecting the ongoing loan refinancing activity in the New York City metropolitan marketplace.

Provision/Allowance For Loan Losses
The Company recognized net charge-offs of $176,000 and provisioned $157,000 for loan losses during the March 2013 quarter.  This led to a net reduction of $20,000 in the allowance for loan losses during the quarter ended March 31, 2013.

At March 31, 2013, the allowance for loan losses as a percentage of total loans stood at 0.58%, down from 0.59% at the close of the prior quarter, primarily attributable to growth in the loan portfolio and the small reduction in the allowance for loan losses during the March 2013 quarter.  The reduction in the allowance for loan losses reflected the improvement in the overall credit quality of the loan portfolio from December 31, 2012 to March 31, 2013.

Non-Interest Income
Non-interest income was $1.9 million for the quarter ended March 31, 2013, a reduction of $14.6 million from the previous quarter, primarily reflecting the pre-tax gains of $13.7 million on the sales of the three real estate parcels and $887,000 on the sale of an equity mutual fund investment that were recognized in the December 2012 quarter.  Net gains on sale of securities and other assets totaled $210,000 in the March 2013 quarter, and related solely to mutual fund investment activities.  Mortgage banking income decreased $132,000 from the December 2012 quarter to the March 2013 quarter, due primarily to a reduction of $86,000 in the recovery recognized on the liability for the first loss position on loans sold with recourse to Fannie Mae.

Non-Interest Expense
Non-interest expense was $16.3 million in the quarter ended March 31, 2013, up $1.6 million from the prior quarter, and $809,000 above the forecasted level of $15.5 million.  The increase from the previous quarter reflected increases in salaries and benefits, marketing and legal expenses, and was primarily attributable to adjustments made that reduced these expenses during the December 2012 quarter.  The increase of $809,000 from the $15.5 million forecasted level primarily reflected an unanticipated charge approximating $200,000 on a foreclosed property, a lower-than-forecasted offset to non-interest expense of approximately $200,000 related to loan origination costs, and approximately $150,000 of additional benefits expense tied to the appreciation in the market value of trading equity mutual funds.  Absent unforeseen items or events, non-interest expense is anticipated to approximate the $15.5 million average quarterly level forecasted for the year ending December 31, 2013.

Non-interest expense was 1.65% of average assets during the most recent quarter.  The efficiency ratio approximated 48.0% during the same period.  This remains among the lowest efficiency ratios in the industry, and is a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate approximated 40.4% during the most recent quarter, slightly below the 41.0% forecasted level.

BALANCE SHEET
Total assets were $3.98 billion at March 31, 2013, up $76.9 million from December 31, 2012.  Real estate loans increased $41.0 million during the quarter ended March 31, 2013.  Cash and due from banks increased by $62.6 million.  These funds are expected to be deployed in subsequent quarters.

Retail deposits increased $121.9 million, providing funding for the balance sheet growth.  Mortgagor escrow deposits increased $36.7 million during the March 2013 quarter in advance of semi-annual payments to be made on behalf of borrowers in June 2013.  The Company elected to not replace $95.0 million of Federal Home Loan Bank of New York ("FHLBNY") advances that matured during the March 2013 quarter.

Real Estate Loans
Real estate loan originations were $244.4 million during the March 2013 quarter, at a weighted average interest rate of 3.54%.  Of this amount, $79.0 million represented loan refinances from the existing portfolio.  Loan amortization and satisfactions, including the $79.0 million of refinances of existing loans, totaled $200.3 million during the quarter, or 22.8% of the average portfolio balance on an annualized basis.  The average rate on amortized and satisfied loan balances during the most recent quarter was 5.93%.  Total loan commitments stood at $258.3 million at March 31, 2013, with a weighted average rate of 3.28%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended March 31, 2013 was 4.65%, compared to 4.85% during the December 2012 quarter and 5.34% during the March 2012 quarter.

Credit Summary
Non-performing loans (excluding loans held for sale) were $8.2 million, or 0.23% of total loans, at March 31, 2013, down from $8.9 million, or 0.25% of total loans, at December 31, 2012.  Loans delinquent between 30 and 89 days and accruing interest were $2.0 million, or approximately 0.06% of total loans, at March 31, 2013, compared to $7.2 million, or 0.20% of total loans, at December 31, 2012.

The sum of non-performing assets represented 2.5% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at March 31, 2013 (see table on page 13).  This number compares very favorably to both industry and regional averages.

Within the pool of serviced loans previously sold to Fannie Mae with recourse exposure, total loans delinquent 30 days or more approximated $702,000 at March 31, 2013, relatively unchanged from December 31, 2012. The remaining pool of loans serviced for Fannie Mae totaled $244.2 million as of March 31, 2013, down from $256.7 million as of December 31, 2012.  Due to both ongoing amortization and stabilization of problem loans within the Fannie Mae portfolio, the Company determined that its liability for the first loss position could be reduced by $92,000, which was recognized during the quarter ended March 31, 2013.

Deposits and Borrowed Funds
Retail deposits increased $121.9 million from December 31, 2012 to March 31, 2013, due primarily to net inflows of $116.1 million in money market deposits and $13.1 million in non-interest bearing checking accounts.  The Bank was more aggressive in its promotional deposit pricing during the March 2013 quarter as part of its long-term strategy to emphasize deposits to fund growth rather than borrowings.  At March 31, 2013, average deposit balances approximated $100.1 million per branch. The Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

As previously discussed, as a result of successful deposit gathering efforts, the Company did not elect to replace $95.0 million of FHLBNY borrowings that matured during the quarter ended March 31, 2013.  Despite the long-term goal of emphasizing deposits to fund growth, the Company intends to continue to use FHLBNY advances to supplement deposit funding when deemed appropriate.

Capital
The Company's consolidated tangible common equity ratio (Tier 1 core leverage) grew during the most recent quarter as a result of increased retained earnings.  Consolidated tangible capital was 9.02% of tangible assets at March 31, 2013, an increase of 5 basis points from December 31, 2012.  The Company also had approximately $70.7 million of trust preferred debt securities outstanding at March 31, 2013, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 10.8%.

The Bank's tangible capital ratio was 9.97% at March 31, 2013, relatively unchanged from December 31, 2012.  The Bank's Total Risk-Based Capital Ratio was 13.76% at March 31, 2013, compared to 13.67% at December 31, 2012.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 114%, equating to a 47% payout ratio.  Additions to capital from earnings and stock option exercises during the most recent quarterly period caused tangible book value per share to increase $0.20 sequentially during the most recent quarter, to $9.87 at March 31, 2013.

OUTLOOK FOR THE QUARTER ENDING JUNE 30, 2013
At March 31, 2013, Dime had outstanding loan commitments totaling $258.3 million (of which $97 million related to loan refinances from the existing portfolio), all of which are likely to close during the quarter ending June 30, 2013, at an average expected interest rate approximating 3.3%.

As discussed earlier in the release, the Company has transitioned into a period of measured loan portfolio and balance sheet growth, in part to utilize capital efficiently and in part to mitigate the effects of a contracting margin.  For the year ending December 31, 2013, balance sheet growth is targeted to approximate 5.0%, subject to change to reflect market conditions.  Loan prepayments and amortization remained elevated during the most recent quarter, however are currently anticipated to fall below their 30% annualized 2012 level during the year ending December 2013, and are expected to approximate 20% - 25% during the June 2013 quarter.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the second quarter of 2013.  The Bank has $178.6 million of certificates of deposit ("CDs") maturing at an average cost of 1.19% during the quarter ending June 30, 2013.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company has $10.0 million of borrowings due to mature during the quarter ending June 30, 2013 at an average cost of 3.91%.  The Company currently anticipates these borrowings will be replaced with deposits.

Loan loss provisioning will likely continue to be a function of loan portfolio growth, incurred losses and the overall credit quality of the loan portfolio.

Absent any unforeseen items, non-interest expense is expected to approximate $15.5 million during the June 2013 quarter.

The Company projects that the consolidated effective tax rate will approximate 40.0% in the June 2013 quarter, a slight decline from the 41% level previously forecasted.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (Nasdaq: DCOM) had $3.98 billion in consolidated assets as of March 31, 2013, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31,	December 31,
	2013	2012
ASSETS:
Cash and due from banks	$141,656	$79,076
Investment securities held to maturity	5,746	5,927
Investment securities available for sale	18,330	32,950
Trading securities	4,978	4,874
Mortgage-backed securities available for sale	43,383	49,021
Real Estate Loans:
One-to-four family and cooperative apartment	86,012	91,876
Multifamily and loans underlying cooperatives (1)	2,706,854	2,670,973
Commercial real estate (1)	747,035	735,224
Construction and land acquisition	416	476
Unearned discounts and net deferred loan fees	4,070	4,836
Total real estate loans	3,544,387	3,503,385
Other loans	1,967	2,423
Allowance for loan losses	(20,530)	(20,550)
Total loans, net	3,525,824	3,485,258
Loans held for sale	469	560
Premises and fixed assets, net	30,065	30,518
Federal Home Loan Bank of New York capital stock	40,736	45,011
Goodwill	55,638	55,638
Other assets	115,500	116,566
TOTAL ASSETS	$3,982,325	$3,905,399
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$172,254	$159,144
Interest Bearing Checking	92,981	95,159
Savings	379,341	371,792
Money Market	1,077,409	961,359
Sub-total	1,721,985	1,587,454
Certificates of deposit	879,330	891,975
Total Due to Depositors	2,601,315	2,479,429
Escrow and other deposits	119,452	82,753
Federal Home Loan Bank of New York advances	747,500	842,500
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	42,878	38,463
TOTAL LIABILITIES	3,581,825	3,513,825
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,178,819 shares and 52,021,149 shares issued at March 31, 2013 and December 31, 2012, respectively,and 35,871,939 shares, and 35,714,269 shares outstanding
at March 31, 2013 and December 31, 2012, respectively)	522	520
Additional paid-in capital	241,464	239,041
Retained earnings	384,855	379,166
Unallocated common stock of Employee Stock Ownership Plan	(2,950)	(3,007)
Unearned common stock of Restricted Stock Awards	(2,596)	(3,122)
Common stock held by the Benefit Maintenance Plan	(8,800)	(8,800)
Treasury stock (16,306,880 shares at both March 31, 2013 and December 31, 2012)	(202,574)	(202,584)
Accumulated other comprehensive loss, net	(9,421)	(9,640)
TOTAL STOCKHOLDERS' EQUITY	400,500	391,574
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,982,325	$3,905,399

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, multifamily and loans underlying  cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying a significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012
Interest income:
Loans secured by real estate	$43,148	$45,414	$50,513
Other loans	25	28	20
Mortgage-backed securities	459	569	947
Investment securities	129	220	315
Federal funds sold and other short-term investments	544	518	674
Total interest income	44,305	46,749	52,469
Interest expense:
Deposits and escrow	5,201	5,330	5,726
Borrowed funds	6,790	32,868	13,349
Total interest expense	11,991	38,198	19,075
Net interest income	32,314	8,551	33,394
Provision for loan losses	157	63	1,457
Net interest income after provision for loan losses	32,157	8,488	31,937

Non-interest income:
Service charges and other fees	712	605	795
Mortgage banking income, net	161	293	121
Other than temporary impairment ("OTTI") charge on securities (1)	-	-	(181)
Gain on sale of securities and other assets	110	14,704	-
Gain (loss) on trading securities	100	(23)	106
Other	815	919	949
Total non-interest income	1,898	16,498	1,790
Non-interest expense:
Compensation and benefits	9,951	9,012	9,935
Occupancy and equipment	2,532	2,621	2,471
Federal deposit insurance premiums	511	500	599
Other	3,315	2,584	3,403
Total non-interest expense	16,309	14,717	16,408

Income before taxes	17,746	10,269	17,319
Income tax expense	7,176	3,534	7,072

Net Income	$10,570	$6,735	$10,247

Earnings per Share:
Basic	$0.30	$0.19	$0.30
Diluted	$0.30	$0.19	$0.30

Average common shares outstanding for Diluted EPS	34,879,239	34,594,167	34,141,575

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$-	$181
Non-credit component not included in earnings	-	-	6
Total OTTI charges	$-	$-	$187

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Reconciliation of Reported and Adjusted Earnings (1):
Net Income	$10,570	$6,735	$10,247
Add: After-tax expense associated with the prepayment of borrowings	-	14,032	-
Add: After-tax charge for OTTI on securities	-	-	99
Less: After tax gain on sale of real estate properties	-	(7,529)	-
Less: After tax gain on sale of equity mutual funds	-	(487)	-
Adjusted net income	$10,570	$12,751	$10,346

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.30	$0.19	$0.30
Return on Average Assets	1.07%	0.69%	1.01%
Return on Average Stockholders' Equity	10.63%	7.06%	11.22%
Return on Average Tangible Stockholders' Equity	12.07%	7.97%	12.84%
Net Interest Spread	3.21%	0.29%	3.20%
Net Interest Margin	3.44%	0.93%	3.47%
Non-interest Expense to Average Assets	1.65%	1.51%	1.62%
Efficiency Ratio	47.97%	141.95%	46.54%
Effective Tax Rate	40.44%	34.41%	40.83%

Performance Ratios (Based upon Adjusted Earnings):
Reported EPS (Diluted)	$0.30	$0.37	$0.30
Return on Average Assets	1.07%	1.31%	1.02%
Return on Average Stockholders' Equity	10.63%	13.37%	11.33%
Return on Average Tangible Stockholders' Equity	12.07%	15.09%	12.96%
Net Interest Spread	3.21%	3.09%	3.11%
Net Interest Margin	3.44%	3.30%	3.33%
Non-interest Expense to Average Assets	1.65%	1.51%	1.62%
Efficiency Ratio	47.97%	40.94%	46.54%
Effective Tax Rate	40.44%	39.96%	40.83%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$11.16	$10.96	$10.47
Tangible Book Value Per Share	9.87	9.67	9.15

Average Balance Data:
Average Assets	$3,945,321	$3,890,420	$4,053,115
Average Interest Earning Assets	3,759,778	3,686,130	3,844,480
Average Stockholders' Equity	397,594	381,368	365,362
Average Tangible Stockholders' Equity	350,277	337,961	319,212
Average Loans	3,507,830	3,443,136	3,441,696
Average Deposits	2,571,771	2,459,385	2,358,200

Asset Quality Summary:
Net charge-offs	$177	$207	$2,263
Non-performing Loans (2)	8,172	8,888	14,808
Non-performing Loans/ Total Loans	0.23%	0.25%	0.43%
Nonperforming Assets (3)	$9,921	$10,340	$17,029
Nonperforming Assets/Total Assets	0.25%	0.25%	0.42%
Allowance for Loan Loss/Total Loans	0.58%	0.59%	0.57%
Allowance for Loan Loss/Non-performing Loans	251.22%	231.21%	131.47%
Loans Delinquent 30 to 89 Days at period end	$1,985	$7,171	$5,727

Consolidated Tangible Stockholders' Equity to
Tangible Assets at period end	9.02%	8.97%	8.13%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.97%	9.98%	9.28%
Tier One Risk Based Capital Ratio	13.02%	12.95%	11.81%
Total Risk Based Capital Ratio	13.76%	13.67%	12.47%

(1) Adjusted earnings is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.

(2) Amount excludes $270,000 of loans held for sale that were on non-accrual status at March 31, 2013.

(3) Amount comprised of total non-accrual loans, and the recorded balance of pooled bank trust preferred security investments forwhich the Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)
For the Three Months Ended
	March 31, 2013			December 31, 2012			March 31, 2012
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,505,646	$43,148	4.92%	$3,440,784	$45,414	5.28%	$3,440,621	$50,513	5.87%
Other loans	2,184	25	4.58	2,352	28	4.76	1,075	20	7.44
Mortgage-backed securities	45,477	459	4.04	60,129	569	3.79	83,704	947	4.53
Investment securities	42,807	129	1.21	48,089	220	1.83	160,792	315	0.78
Other short-term investments	163,664	544	1.33	134,776	518	1.54	158,288	674	1.70
Total interest earning assets	3,759,778	$44,305	4.71%	3,686,130	$46,749	5.07%	3,844,480	$52,469	5.46%
Non-interest earning assets	185,543			204,290			208,635
Total assets	$3,945,321			$3,890,420			$4,053,115

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$93,219	$70	0.30%	$94,870	$96	0.40%	$89,930	$49	0.22%
Money Market accounts	1,059,236	1,490	0.57	929,856	1,296	0.55	782,446	1,126	0.58
Savings accounts	375,374	101	0.11	369,796	138	0.15	357,371	163	0.18
Certificates of deposit	881,883	3,540	1.63	910,335	3,800	1.66	978,097	4,388	1.80
Total interest bearing deposits	2,409,712	5,201	0.88	2,304,857	5,330	0.92	2,207,844	5,726	1.04
Borrowed Funds	837,402	6,790	3.29	876,604	32,868	14.92	1,192,982	13,349	4.50
Total interest-bearing liabilities	3,247,114	$11,991	1.50%	3,181,461	$38,198	4.78%	3,400,826	$19,075	2.26%
Non-interest bearing checking accounts	162,059			154,528			150,356
Other non-interest-bearing liabilities	138,554			173,063			136,571
Total liabilities	3,547,727			3,509,052			3,687,753
Stockholders' equity	397,594			381,368			365,362
Total liabilities and stockholders' equity	$3,945,321			$3,890,420			$4,053,115
Net interest income		$32,314			$8,551			$33,394
Net interest spread			3.21%			0.29%			3.20%
Net interest-earning assets	$512,664			$504,669			$443,654
Net interest margin			3.44%			0.93%			3.47%
Ratio of interest-earning assets to interest- bearing liabilities		115.79%			115.86%			113.05%

Deposits (including non-interest bearing checking accounts)	$2,571,771	$5,201	0.82%	$2,459,385	$5,330	0.86%	$2,358,200	$5,726	0.98%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,360			$3,708			$4,549
Borrowing prepayment costs		-			$25,582			$3,191
Real estate loans (excluding prepayment and late payment fees)			4.65%			4.85%			5.34%
Interest earning assets (excluding prepayment and late payment fees)			4.46%			4.67%			4.99%
Borrowings (excluding prepayment costs)	$837,402	$6,790	3.29%	$876,604	$7,286	3.31%	$1,192,982	$10,158	3.42%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.50%			1.58%			1.88%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$ 29,954			$ 30,425			$ 32,036
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			3.19%			3.30%			3.33%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At March 31,	At December 31,	At March 31,
Non-Performing Loans	2013	2012	2012
One- to four-family and cooperative apartment	$697	$938	$1,206
Multifamily residential and mixed use residential real estate (1)	809	507	4,253
Mixed use commercial real estate (1)	1,159	1,170	840
Commercial real estate	5,500	6,265	8,506
Construction	-	-	-
Other	7	8	3
Total Non-Performing Loans (2)	$8,172	$8,888	$14,808
Other Non-Performing Assets
Other real estate owned (3)	585	-	-
Pooled bank trust preferred securities (3)	894	892	828
Non-performing loans held for sale:
Mixed use commercial real estate (3)	270	560	1,000
Multifamily residential and mixed use residential real estate (3)	-	-	393
Total Non-Performing Assets	$9,921	$10,340	$17,029

Troubled Debt Restructurings ("TDRs") not included in non-performing loans(2)
One- to four-family and cooperative apartment	944	948	623
Multifamily residential and mixed use residential real estate (1)	1,538	1,953	2,458
Mixed use commercial real estate (1)	724	729	1,140
Commercial real estate	38,238	41,228	39,973
Total Performing TDRs	$41,444	$44,858	$44,194

(1) Includes loans underlying cooperatives. While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.These non-accruing TDRs, which totaled $5,895 at
      March 31, 2013, $6,265 at December 31, 2012 and $7,866 at March 31, 2012, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(3) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31,	At December 31,	At March 31,
	2013	2012	2012
Total Non-Performing Assets	$9,921	$10,340	$17,029
Loans 90 days or more past due on accrual status (4)	$186	190	5,818
TOTAL PROBLEM ASSETS	$10,107	$10,530	$22,847

Tier One Capital - The Dime Savings Bank of Williamsburgh	$390,129	$383,042	$366,593
Allowance for loan losses	20,530	20,550	19,468
TANGIBLE CAPITAL PLUS RESERVES	$410,659	$403,592	$386,061

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	2.5%	2.6%	5.9%

(4) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the next twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279